Verisign Statement Regarding ICANN’s Decision on .Web

RESTON, Va. – May 3, 2023 – VeriSign, Inc. (NASDAQ: VRSN), a global provider of domain name registry services and internet infrastructure, today issued the following statement regarding the ICANN Board of Directors decision on the .web auction:

We are pleased that the ICANN Board of Directors completed its review of the Independent Review Process Panel’s Final Declaration and concluded that Verisign’s participation with Nu Dot Co LLC (NDC) in the 2016 .web auction was appropriate and within ICANN’s policies and guidelines, and that ICANN should proceed in processing NDC’s application for .web. We now look forward to NDC’s execution of the .web Registry Agreement and submission to ICANN of the request for assignment of the .web Registry Agreement to Verisign.

As the most experienced and reliable registry operator, Verisign is uniquely positioned to widely distribute .web domain names, while operating the .web registry at the highest level of security, stability, and resiliency. Our track record of more than a quarter century of uninterrupted DNS availability for .com and .net reflects our commitment to the businesses and individuals who will use and depend on .web domain names.

We look forward to working with ICANN and NDC to finalize the disposition of .web, and to sharing our plans for launching and growing this exciting new top-level domain.

As we stated during our earnings call on April 27, our 2023 financial guidance does not currently reflect the potential launch of .web. Any changes to our guidance will be publicly disclosed by the Company.

About Verisign
Verisign, a global provider of domain name registry services and internet infrastructure, enables internet navigation for many of the world’s most recognized domain names. Verisign enables the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more about what it means to be Powered by Verisign, please visit verisign.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of the delegation of .web and whether the Company will be able to launch .web in 2023. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2022, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

© 2023 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

Investor Relations: David Atchley, datchley@verisign.com, + 1 703-948-3447
Media Relations: Dave McGuire, davmcguire@verisign.com, + 1 703-948-3800

Source: VeriSign, Inc.